Exhibit 10.3

DEFERRED BONUS AGREEMENT

2004 AWARD YEAR

THIS DEFERRED BONUS AGREEMENT (the “Agreement”) is entered into as of May 9, 2005, by Larry W. Seay (the “Executive”) and Meritage Homes Corporation, a Maryland corporation (the “Company”).

1.             PURPOSE.

The purpose of this Agreement is to reward Executive for his service for the Company.

2.             COMPANY CONTRIBUTION.

The Company agrees to make a “Company Contribution” of $47,000 to the Deferred Bonus Account established pursuant to Section 3 effective as of December 31, 2004.  The purpose of this Company Contribution is to further compensate Executive for his many years of service to the Company as a tool to retain the valuable services of the Executive.

3.             DEFERRED COMPENSATION ACCOUNT.

The Company shall maintain a bookkeeping account (the “Deferred Bonus Account”) to which it shall credit the Company Contribution in accordance with Section 2.  Interest shall be credited to the Deferred Bonus Account in accordance with Section 5, below.  The Deferred Compensation Account is a bookkeeping account only and Executive shall not have any claim to any particular assets of the Company.

4.             VESTING.

(a)           As of the date of this Agreement, the Company Contribution credited to Executive’s Deferred Bonus Account shall be unvested and subject to forfeiture on the termination of Executive’s employment for any reason prior to January 1, 2008. If Executive continues to be employed by the Company on and through December 31, 2007, Executive shall be fully vested in amounts credited to his Deferred Bonus Account and his rights and interests therein shall not be forfeitable.

(b)           Not withstanding the previous paragraph 4(a), if the Executive is terminated without “cause”, upon a “change of control”, or upon the “death” or “disability” or Executive, (as defined in the Executive’s Employment Agreement), all amounts due under this Agreement shall fully vest and shall be payable within 30 days of the Executive’s termination.

5.             INTEREST.

Each December 31, the Company shall credit the Deferred Bonus Account with interest calculated at an annual rate equal to 1.5% plus the prime rate as announced in the Wall Street Journal on the first business day of each year compounded annually (or, if no prime rate is announced in the Wall Street Journal on such date, then on the first day of each year in which the prime rate is reported in the Wall Street Journal), or such other greater interest rate as determined by the Company in its discretion.

6.             DISTRIBUTION OF BENEFITS.

(a)   Distribution of Benefits.  Payment to Executive shall occur within thirty (30) days of the effective date of Executive’s vesting in his Deferred Bonus Account. For purposes of determining the distributable amount, the Deferred Bonus Account shall be valued through the day prior to the day on which the Deferred Bonus Account is distributed, less any claim, debt, reimbursement, recoupment, or offset the Company may have against Executive.

(b)   In-Service Distributions.  Executive shall have no right to borrow money from his Deferred Bonus Account nor shall he be allowed to receive a distribution except as provided above.

(c)   Method of Distribution.  Distribution of benefits shall be made in one cash lump sum.

7.             INALIENABILITY OF BENEFITS.

(a)           General Prohibition.  Executive, nor creditors of Executive, shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon Executive’s interest created under this Agreement.  All payments to be made to Executive shall be made only upon his personal receipt or endorsement, and no interest under this Agreement shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law or equity, or subject to attachment, execution, garnishment, sequestration, levy or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Executive.

(b)           Permitted Arrangements.  This Section shall not preclude arrangements for the withholding of applicable taxes from payments under this Agreement, or arrangements for direct deposit of benefit payments to an account in a bank, savings and loan association or credit union (provided that such arrangement is not part of an arrangement constituting an assignment or alienation).

8.             BINDING NATURE OF AGREEMENT.

This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of any and all interested parties, present and future.

9.             NATURE OF PAYMENTS.

Executive shall, for the purpose of this Agreement, be treated as general creditors of the Company.  Nothing in this Agreement or any action taken pursuant to this Agreement shall create or be construed to create a fiduciary relationship between the Company and Executive, or any other person.

10.          DISPUTE RESOLUTION.

All claims, disputes and other matters in question between the parties arising under this Agreement shall, unless otherwise provided herein, be resolved in accordance with the dispute resolution provisions set forth in Executive’s Employment Agreement.  If no such agreement is in effect, or if the Employment Agreement in effect at the time of Executive’s termination of employment does not include a dispute resolution provision, all claims, disputes and other matters in question between the parties arising under this Agreement shall be decided in accordance with the dispute resolution provisions stated below:

(a)                Mediation.  Any and all disputes arising under, pertaining to or touching upon this Agreement, or the statutory rights or obligations of either party hereto, shall, if not settled by negotiation, be subject to non-binding mediation before an independent mediator selected by the parties pursuant to Section 10(d).  Notwithstanding the foregoing, both Executive and Company may seek preliminary judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 10.  Any demand for mediation shall be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address specified in the signature blocks of this agreement.  The demand shall set forth with reasonable specificity the basis of the dispute and the relief sought.  The mediation hearing will occur at a time and place convenient to the parties within 30 days of the date of selection or appointment of the mediator.

(b)               Arbitration.  In the event that the dispute is not settled through mediation, the parties shall then proceed to binding arbitration before an independent arbitrator selected pursuant to Section 10(d).  The mediator shall not serve as the arbitrator.  EXCEPT AS PROVIDED IN SECTION 10(a), ALL DISPUTES INVOLVING ALLEGED UNLAWFUL EMPLOYMENT DISCRIMINATION, TERMINATION BY ALLEGED BREACH OF CONTRACT OR POLICY, OR ALLEGED EMPLOYMENT TORT COMMITTED BY COMPANY OR A REPRESENTATIVE OF COMPANY, INCLUDING CLAIMS OF VIOLATIONS OF FEDERAL OR STATE DISCRIMINATION STATUTES OR PUBLIC POLICY, SHALL BE RESOLVED PURSUANT TO THIS SECTION 10 AND THERE SHALL BE NO RECOURSE TO COURT, WITH OR WITHOUT A JURY TRIAL.  The arbitration hearing shall occur at a time and place convenient to the parties within 90 days of selection or appointment of the arbitrator, or as otherwise agreed to.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect on the date of the first notice of demand for arbitration.  Notwithstanding any provisions in such rules to the contrary, the arbitrator shall issue findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree.

(c)                Damages.  In case of breach of contract or policy, damages shall be limited to contract damages.  In cases of discrimination claims prohibited by statute, the arbitrator may direct payment consistent with the applicable statute.  In cases of employment tort, the arbitrator may award punitive damages if proved by clear and convincing evidence.  Issues of procedure, arbitrability, or confirmation of award shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, except that court review of the arbitrator’s award shall be that of an appellate court reviewing a decision of a trial judge sitting without a jury.

(d)               Selection of Mediator or Arbitrator.  The parties shall select the mediator and arbitrator from a panel list made available by the AAA.  If the parties are unable to agree to a mediator or an arbitrator within 10 days of receipt of a demand for mediation or arbitration, the mediator or arbitrator will be chosen by alternatively striking from a list of five mediators or arbitrators obtained by Company from the AAA. Executive shall have the first strike.

(e)                Fees and Expenses.  The fees of the AAA and Mediation/Arbitration shall be borne equally by the parties, unless ordered otherwise by the Arbitrator.  Each party shall bear its own attorney’s fees and other expenses, unless ordered otherwise by the Arbitrator.

11.          VALIDITY.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.          NO EMPLOYMENT OR SERVICE CONTRACT.

Except as may be otherwise provided in the Executive’s Employment Agreement, nothing in this Agreement shall confer upon Executive any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company employing or retaining Executive) for any period of time.

13.          AMENDMENT AND TERMINATION.

Any amendment, modification, change, or termination of this Agreement must be done so in writing and signed by both parties.

14.          GOVERNING LAW.

The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arizona.

15.          COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

16.          EFFECT ON EMPLOYMENT AGREEMENT.

This Agreement supplements, and does not replace, Executive’s Employment Agreement as it may be amended or replaced from time to time.  If there are any conflicts between the provisions of this Agreement and Executive’s Employment Agreement, the provisions of this Agreement shall control.

17.          ENTIRE AGREEMENT.

This Agreement sets forth the entire agreement between Executive and the Company concerning the subject matter discussed in this Agreement and supersedes all prior agreements, promises, covenants, arrangements, communications, and representations or warranties, whether written or oral, by any officer, employee, or representative of the Company.  Any prior agreements or understandings with respect to the subject matter set forth in this Agreement are hereby terminated and canceled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

MERITAGE HOMES CORPORATION

8501 E. Princess Drive, Suite 290

Scottsdale, AZ 85255

By:	/s/ Steven J. Hilton

Its:	Co-Chief Executive Officer

EXECUTIVE

Larry W. Seay

/s/ Larry W. Seay

Address: